Exhibit 99.1

CTC MEDIA ANNOUNCES FINANCIAL RESULTS FOR

THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Moscow, Russia — October 29, 2014 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the third quarter and nine months ended September 30, 2014.

	Three Months
	Ended September 30,		Change
(US$ 000’s except per share data)	2013	2014	in USD	in RUB

Total operating revenues	$171,084	$158,567	(7)%	3%
Including:
Advertising revenues	166,891	156,022	(7)%	4%
Total operating expenses	(126,897)	(114,307)	(10)%	0%
OIBDA(1)	52,337	50,629	(3)%	9%
OIBDA margin(1)	30.6%	31.9%
Net income attributable to CTC Media, Inc. stockholders	46,655	31,595	(32)%	(24)%
Fully diluted earnings per share	$0.30	$0.20	(33)%

	Nine Months
	Ended September 30,		Change
(US$ 000’s except per share data)	2013	2014	in USD	in RUB

Total operating revenues	$572,386	$529,126	(8)%	4%
Including:
Advertising revenues	556,477	523,080	(6)%	6%
Total operating expenses	(436,620)	(398,107)	(9)%	2%
OIBDA(1)	160,739	152,040	(5)%	7%
OIBDA margin(1)	28.1%	28.7%
Net income attributable to CTC Media, Inc. stockholders	106,836	89,472	(16)%	(5)%
Fully diluted earnings per share	$0.68	$0.57	(16)%

(1) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

Q3 2014 FINANCIAL HIGHLIGHTS

•                  Total revenues up 3% year-on-year in ruble terms to $158.6 million

•                  Advertising revenues up 4% year-on-year in ruble terms

•                  Combined Russian national inventory was fully sold-out for Q3

•                  OIBDA up 9% year-on-year in ruble terms to $50.6 million, with an OIBDA margin of 31.9%

•                  Fully diluted earnings per share of $0.20 (Q3 2013: $0.30)

•                  Net cash position(2) of $149.0 million at the end of the period

•                  Payment of cash dividends of $0.175 per share

•                  Board of Directors has declared a cash dividend of $0.175 per share (or approximately $27.3 million in the aggregate) to be paid on or about December 26, 2014 to shareholders of record as of December 1, 2014.

Yuliana Slashcheva, Chief Executive Officer of CTC Media, commented:

“I am pleased to report that CTC Media has delivered another set of strong operational results in Q3 2014.

Our Everest sales house successfully sold out the inventory of our primary channels, and our Russian TV advertising revenue continued to grow, with an increase of 4.3% in the third quarter YoY. We outperformed the Russian TV advertising market in both Q3 and the nine months ended September 30, 2014. However, our operating revenue grows more slowly due to weakening content sales in Ukraine.

We reconfirm our full year outlook for OIBDA margin at around 30%. Devaluation of the ruble, which lost 15% against the dollar during the third quarter, significantly affected our third-quarter performance. The ruble declined 17% year-on-year.

However, a comprehensive set of cost management initiatives undertaken by the management team is helping CTC Media to ensure efficient cost control. We expect that our full-year programming expenses will increase more slowly than our revenues. This will help us to keep high margins in extremely challenging macroeconomic conditions.

The core audience of our flagship CTC Channel are young adults aged between 25 and 35 who are responsible for their families and the success of their employers. This audience generates exceptional demand for news and accurate information about what is going on in the world and their country in times of political turbulence. As a result, we experienced strong pressure from news channels throughout the third quarter.

However, all new launches on CTC Channel enjoyed higher-than-average audience shares including “The 80s”, “Angelika” and “Family Business”.

There have been changes in the demand for content generated by the audience enjoying entertainment shows.  The demand is shifting from humor and sitcoms to drama and happy-ending dramedy shows. We took this trend into consideration for content production, and CTC Media came up with a series of new projects in these genres that we are expecting to launch across our channels in the coming months.

The updated programming and content policy of Domashny is attracting significantly younger audiences to this channel. The share of women aged 50-59 in the audience of Domashny fell to 2% compared to 8% in the first quarter. Following this trend, we are evaluating whether to switch from women aged 25-59 to women aged 25-50, which is a more attractive demographic from an advertising standpoint, starting from 2016. We are also considering whether to increase our Domashny advertising prices faster than the market average starting from 2015, and we are consulting with our advertising partners on this matter.  We are also evaluating a potential transformation of PERETZ, which took the hardest hit from the news channels.

(2)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities

CTC Love became a part of the TNS measurement panel in September and became a Top 20 TV Channel in its target audience with 0.8% share during the first month. Positive trends across CTC Media channels resulted in our September share of the all 10-45 audience reaching its highest level since January 2014.

Our transmedia business is growing fast. We signed a partnership agreement with a leading social network in Russia, Odnoklassniki, which helped us to increase traffic on all CTC Media resources and open up new monetization opportunities. We are preparing to launch seven large-scale transmedia projects in 2014 that we expect will generate 124 million rubles of revenue. I would like to highlight that one of them has been launched on CTC Love channel that has generated income not only from the sale of TV-advertising, but also in digital projects. Overall, CTC Media has consolidated its position as a technology leader on the market. The revenue of the transmedia unit increased by 55% on a year-over-year basis for the first nine months of 2014.

We see potential benefits in the proposed new structure of Video International (“Vi”), the leading TV advertising seller.  To be co-owned by four TV holdings and the management team, Vi will consolidate a significant part of all TV advertising sales. We think this consolidation is a positive factor, as it will put advertising sellers in a stronger position overall, which is especially important given the slow down in the advertising market.  CTC Media did not participate in this transaction because we believe our own Everest sales house generates sustainable shareholder value.

In Q3, our sales house has exceeded the average market growth rate of 3.5% (according to preliminary estimate), achieving Russian TV Ad revenue growth YoY totaling 4.3% YoY, notwithstanding our advertising inventory decreasing by 6% in the third quarter. In other words, the efficiency of Everest was around seven percentage points higher than the market average.

We will keep using the consulting services of Video International. We will also continue reviewing the opportunities of further cooperation with “New Vi” which could potentially increase value for our shareholders”.

Yuliana Slashcheva, Chief Executive Officer of CTC Media, also commented the amendments to the Russian law “On Mass Media”:

“A bill establishing a 20% cap on the foreign ownership of Russian mass media businesses was submitted to the State Duma at the end of the third quarter. This bill was approved by the State Duma and the Federation Council, signed by the President and enacted within less than a month.

The executive team of CTC Media is working closely on these matters with the State Duma, the Government of Russia and other industry participants.

At this time, we understand that the law may have significant implications for the ownership structure of our operating business by our U.S. incorporated parent company and its non-Russian stockholders. We are focused on analyzing and establishing the most effective response to these developments, and are therefore reviewing all of our options to protect the interests of our stockholders.

The Board of CTC Media has established an advisory committee consisting of non-executive directors, which is in the process of appointing financial and legal advisers, and evaluating the potential actions that the Company may take moving forward in order to comply with the amended law. These actions may include corporate restructuring, franchising and licensing structures, capital reorganization or divestments.

The law does not create direct implications for CTC media current operations”.

Operating Review

Share of Viewing

	Average Target Audience Shares (%)
	Q3 2013	9M 2013	Q2 2014	Q3 2014	9M 2014

CTC Channel (all 10-45)	11.6	11.4	10.2	10.3	10.4

Domashny Channel (females 25-59)	3.9	3.5	3.3	3.7	3.4

Peretz Channel (all 25-49)	2.3	2.4	1.9	2.1	2.1

Channel 31 (all 6-54)	14.1	13.3	13.7	14.9	13.4

Our Russian channels’ target audience shares were affected by overall audience fragmentation and increased competition. All larger national free-to-air TV channels in Russia were negatively impacted by increased competition from smaller non-free-to-air and niche TV channel viewership in the “All 4+” category, which increased from 15.5% in 2012 to 17.2% in 2013 and 18.3% in the nine months ended September 30, 2014.

In the third quarter of 2014, the CTC channel maintained its place as the third most-watched broadcaster in Russia in its target demographic of 10 to 45 year old viewers. Its target audience share was down year-on-year from 11.6% to 10.3%, primarily reflecting the increased competition from other channels, including channels that broadcast political news on the Ukraine crisis, the effect of audience fragmentation and the relative underperformance of certain programming in the third quarter of 2014.

Domashny channel’s target audience share decreased year-on-year in the third quarter 2014 from 3.9% to 3.7%, reflecting the effect of audience fragmentation and increased competition from the channels that broadcast political news on the Ukraine crisis, partially offset by successful changes in the programming schedule in daytime and primetime slots. In October 2014, Domashny channel launched a restyle of its logo and updated its visual format with a new motto: “Forever for women”.  Domashny channel is continuing to share positive and bright emotions with its viewers and to grow its core female audience segment.

Peretz channel’s target audience share was down year-on-year in the third quarter 2014 from 2.3% to 2.1%, reflecting increased competition from the channels that broadcast political news on the situation in Ukraine, audience fragmentation and the relative underperformance of certain programming. Peretz channel is continuing to refresh its positioning and programming grid to be a more cutting edge and dynamic channel, with a focus on edgy action content.

Channel 31’s average target audience share increased year-on-year in the third quarter of 2014 from 14.1% to 14.9%, reflecting successful changes in the programming schedule and better performance of certain locally-produced programming and foreign series.

Revenues

Total operating revenues were down 7% year-on-year in US dollar terms but up 3% year-on-year in ruble terms in the third quarter of 2014, primarily reflecting the estimated growth in the overall Russian television advertising market of approximately 4% in ruble terms, partially offset by the effect of lower year-on-year target audience shares of our channels.

Advertising revenues accounted for approximately 98% of total operating revenues in the third quarter of 2014 (Q3 2013: 98%) and were down 7% year-on-year in US dollar terms but up 4% year-on-year in ruble terms, due to estimated growth in the Russian television advertising market (which includes both national and regional markets)  of 4% in ruble terms, reflecting higher advertiser demand, which was especially reflected in higher sales of our CTC and Domashny inventory and greater sponsorship revenues, partially offset by lower year-on-year audience share of CTC channel.

	Three Months
	Ended September 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB
Operating revenues by segment:
CTC Channel	$119,329	$109,140	(9)%	2%
Domashny Channel	26,099	26,100	0%	11%
Peretz Channel	17,115	15,108	(12)%	(2)%
Channel 31	6,409	5,226	(18)%	(3)%*
All Other	2,132	2,993	40%	57%
Total operating revenues	$171,084	$158,567	(7)%	3%

*in Kazakh tenge

	Nine Months Ended September 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB
Operating revenues by segment:
CTC Channel	$403,794	$374,257	(7)%	4%
Domashny Channel	85,559	82,051	(4)%	8%
Peretz Channel	59,018	50,966	(14)%	(3)%
Channel 31	17,355	13,761	(21)%	(6)%*
All Other	6,660	8,091	21%	37%
Total operating revenues	$572,386	$529,126	(8)%	4%

*in Kazakh tenge

	Three Months Ended September 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB
Advertising revenues by segment:
CTC Channel	$116,247	$107,946	(7)%	3%
Domashny Channel	25,976	25,992	0%	11%
Peretz Channel	17,091	15,107	(12)%	(2)%
Channel 31	6,249	4,970	(20)%	(5)%*
All Other	1,328	2,007	51%	69%
Total advertising revenues	$166,891	$156,022	(7)%	4%

*in Kazakh tenge

	Nine Months Ended September 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB
Advertising revenues by segment:
CTC Channel	$392,899	$372,451	(5)%	7%
Domashny Channel	84,547	81,641	(3)%	9%
Peretz Channel	58,323	50,778	(13)%	(2)%
Channel 31	17,132	13,092	(24)%	(9)%*
All Other	3,576	5,118	43%	61%
Total advertising revenues	$556,477	$523,080	(6)%	6%

*in Kazakh tenge

CTC channel’s operating revenues were down 9% in US dollar terms year-on-year in the third quarter but up 2% in ruble terms,  principally due to increased sales of the channel’s inventory on a federal level and increased sponsorship revenues, reflecting our ability to command higher advertising prices for our target audience, partially offset by an 11% decrease in the audience share, reflecting the increased competition from other channels, including channels that broadcast political news on the Ukraine crisis, the effect of audience fragmentation and the relative underperformance of certain programming in the third quarter of 2014.

Domashny channel’s operating revenues were flat in US dollar terms year-on-year in the third quarter but up 11% in ruble terms, principally due to increased sales of the channel’s inventory and sponsorship revenues, reflecting our ability to command higher advertising prices for our target audience, partially offset by a 5% decrease in the audience share. The decrease in Domashny’s audience share was primarily due to the effect of audience fragmentation and increased competition from the channels that broadcast political news, partially offset by successful changes in the programming schedule in daytime and primetime slots.  In October 2014, Domashny channel launched a restyle of its logo and updated its visual format with a new motto: “Forever for women”. Domashny channel is continuing to share positive and bright emotions with its viewers and to grow its core female audience segment.

Peretz channel’s operating revenues were down 12% in US dollar terms year-on-year in the third quarter and 2% in ruble terms, principally due to a 9% decrease in audience share, partially offset by the estimated growth in the Russian television advertising market of 4% in ruble terms, reflecting our ability to command higher advertising prices for our target audience. The decrease in Peretz’s audience share was primarily due to increased competition from the channels that broadcast political news on the situation in Ukraine, audience fragmentation and the relative underperformance of certain programming.

Channel 31’s operating revenues in US dollar terms were down 18% year-on-year in the third quarter and 3% in Kazakh tenge terms, principally due to an overall decrease in the estimated overall television advertising market in Kazakhstan of 5% in Kazakh tenge terms.

All other revenues in the third quarter of 2014 represent mainly revenues of $1.0 million from CTC-International (Q3 2013: $0.8 million) and revenues of $1.6 million from digital media businesses (Q3 2013: $1.1 million), which was up 65% in ruble terms during the period.

Expenses

	Three Months Ended September 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB

Operating expenses:
Direct operating expenses	$(10,682)	$(10,131)	(5)%	5%
Selling, general & administrative expenses	(37,808)	(33,816)	(11)%	(1)%
Programming expenses	(69,738)	(63,350)	(9)%	0%
Stock-based compensation expense	(519)	(641)	24%	36%
Depreciation & amortization	(8,150)	(6,369)	(22)%	(14)%
Total operating expenses	$(126,897)	$(114,307)	(10)%	0%

	Nine Months Ended September 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB

Operating expenses:
Direct operating expenses	$(33,582)	$(34,743)	3%	16%
Selling, general & administrative expenses	(122,540)	(114,376)	(7)%	5%
Programming expenses	(252,368)	(227,581)	(10)%	1%
Stock-based compensation expense	(3,157)	(386)	(88)%	(86)%
Depreciation & amortization	(24,973)	(21,021)	(16)%	(6)%
Total operating expenses	$(436,620)	$(398,107)	(9)%	2%

Total operating expenses were down 10% year-on-year in US dollar terms and remained flat in ruble terms in the third quarter.

Direct operating expenses were down 5% year-on-year in the third quarter in US dollar terms but up 5% year-on-year in ruble terms largely as a result of increases in salaries and benefits costs, reflecting annual salary raises and increased headcount.

Selling, general and administrative expenses were down 11% year-on-year in the third quarter in US dollar terms and 1% in ruble terms, reflecting the joint effect of increased compensation payable to Video International due to increased revenues and a decrease in advertising and promotion expenses as the result of the timing of advertising campaigns.

Programming expenses were down 9% year-on-year in US dollar terms and remained flat in ruble terms in the third quarter. These changes were due to the joint effect of CTC channel airing more expensive foreign content, partially offset by less expensive Russian content to support the channel’s audience share, increases in the cost and volume of high-rating Russian series at Peretz channel in response to increased competition from other channels and the timing of investing in Domashny’s schedule which is planned for the fourth quarter of 2014 as a result of the launch of its restyling in October 2014.

Stock-based compensation expenses were approximately flat at $0.5-0.6 million when comparing the three months ended September 30, 2014 and 2013 and decreased by $2.8 million when comparing the nine months ended September 30, 2014 and 2013, primarily as the result of re-measuring the equity-based cash incentive awards granted to employees under our 2009 Stock Incentive Plan at their fair value, as the result of our decreased share price in 2014.

CTC Media’s consolidated OIBDA was therefore up 9% year-on-year in ruble terms to $50.6 million in the third quarter (Q3 2013: $52.3 million). OIBDA margin was up year-on-year to 31.9% in the third quarter of 2014 (Q3 2013: 30.6%).

Net interest income was $2.2 million for the third quarter (Q3 2013: $2.1 million), primarily reflecting the interest earned on CTC Media’s cash balances and short-term investments.

CTC Media’s effective tax rate was approximately 31% in the three months ended September 30, 2014, and (4%) in the three months ended September 30, 2013. The effective tax rate of the third quarter of 2013 reflected the effect of the change in the approach to the recognition of foreign tax benefits that were available for offset against US taxes based on a comprehensive examination of certain positions taken in the historical US income tax filings. This approach was applied prospectively for the recognition of such tax benefits starting from the third quarter of 2013. Net of this effect, CTC Media’s effective tax rate for the three-month period ended September 30, 2013 would have been 30%.

Net income attributable to CTC Media, Inc. stockholders therefore was down 24% in ruble terms to $31.6 million in the third quarter (Q3 2013: $46.7 million) and fully diluted earnings per share decreased to $0.20 (Q3 2013: $0.30).

Cash Flow

The Company’s net cash provided by operating activities decreased by $9.5 million, totaling $55.0 million for the first nine months of 2014 (9m 2013: $64.5 million), primarily due to the depreciation of the Russian ruble against the US dollar. In ruble terms, net cash provided by operating activities remained approximately flat, reflecting the joint effect of higher cash receipts from advertising sales and higher spending on the acquisition of programming.

Net cash provided by investing activities totaled $33.1 million for the first nine months of 2014 (9m 2013: $22.2 million) and represented receipts from deposits of $36.9 million and cash paid for capital expenditures of $3.8 million.

Net cash used in financing activities amounted to $87.0 million for the first nine months of 2014 (9m 2013: $111.5 million) and primarily reflected the payment of $61.0 million in cash dividends to the Company’s stockholders, $4.6 million in dividends paid to minority shareholders of the Group’s subsidiaries and a $20.8 million increase in other non-current assets, which represent dividends to one of our stockholders that were blocked pursuant to US sanctions imposed on Bank Rossiya.

The Company’s cash and cash equivalents and short-term investments less overdraft and loan balance amounted to $149.0 million as of September 30, 2014, compared to $119.1 million at the end of the third quarter of 2013 and $190.3 million at the end of the second quarter of 2014.

Dividends

The CTC Media Board of Directors has declared cash dividends of $0.70 per share (or approximately $109 million in the aggregate) in 2014, a year-on-year increase of 11% compared to cash dividends of $0.63 per share (or $98.8 million in the aggregate) paid in 2013, including a cash dividend of $0.175 per share (or approximately $27.3 million in the aggregate) to be paid on or about December 26, 2014 to shareholders of record as of December 1, 2014. We will comply with any applicable blocking requirements related to U.S. sanctions in connection with the payment of dividends.

Full Year 2014 Outlook

Almost 100% of CTC Media’s forecast full-year 2014 Russian national inventory is currently committed at prices higher than the 2013 average.

At the same time we see some signs of market deterioration in Q4 2014. The Russian TV advertising market is currently expected to grow between 1% and 3% year-on-year for the full-year 2014 in ruble terms.

CTC Media aims to outperform the overall market in Russian television advertising revenues for the year, and expects comparatively less growth in total revenues due to the decrease in sublicensing revenue to broadcasters in Ukraine.

The Company will continue to invest in content, but anticipates that its programming expenses will grow at a rate not higher than the growth of its total revenues and at lower pace than in 2013.

CTC Media currently expects to report an OIBDA margin of approximately 30% for the full year 2014.

Conference Call

The company will host a conference call to discuss its third quarter 2014 financial results today, Wednesday, October 29, 2014 at 8:00 a.m. EST / 12:00 p.m. UK / 3:00 p.m. Moscow time. To access the conference call, please dial:

US/International: +1 678 805 0960

UK/International: +44 (0) 20 3003 2666

Russia: +7 (8) 499 272 433

Confirmation code: CTC Media

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. Peretz is also available in Belarus and Kyrgyzstan. CTC Media also has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”.  For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Nickolai Ivanov
Head of Investor Relations
+7 495 981 0740
ir@ctcmedia.ru

Media Relations

Igor Ivanov

Press secretary

+7 (495) 785 63 47, ext. 4352,

+ 7 (985) 763 00 85

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sell-out in 2014; the further development of the Peretz and Domashny channels; the anticipated expenses associated with the roll-out of digital broadcasting in Russia; the Company’s anticipated capital expenditures and operating expenses, including programming expenses, in 2014; the Company’s expected rate of its full year 2014 OIBDA margin; and the Company’s expected increase of its total operating revenues in ruble terms in 2014; the impact of recent amendments to the Russian law “On Mass Media”; and the impact of the reorganization of “Video International”. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include, among others, the effect of geopolitical developments and related international economic sanctions; the impact of recent amendments to the Russian law “On Mass Media”; changes in the size of the Russian television advertising market compared with current estimates of anticipated market growth; the continued successful operation of the Company’s own internal sales house structure; the impact of the reorganization of “Video International”; competitive pressures; depreciation of the value of the Russian ruble compared to the US dollar; geopolitical events involving Russia and the other countries in which the Company operates, including any potential negative economic impact of such events; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 6, 2014, 14 and its quarterly report on Form 10-Q to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2014	2013	2014
REVENUES:
Advertising	$166,891	$156,022	$556,477	$523,080
Sublicensing revenue and other revenues	4,193	2,545	15,909	6,046
Total operating revenues	171,084	158,567	572,386	529,126
EXPENSES:
Direct operating expenses (exclusive of programming expenses, shown below; exclusive of depreciation and amortization of $7,066 and $5,542 for the three months and $21,860 and $18,157 for the nine months ended September 30, 2013 and 2014, respectively; and exclusive of stock-based compensation expense (benefit) of $(26) and $(11) for the three months and $1,417 and $(787) for the nine months ended September 30, 2013 and 2014, respectively)	(10,682)	(10,131)	(33,582)	(34,743)
Selling, general and administrative (exclusive of depreciation and amortization of $1,084 and $827 for the three months and $3,113 and $2,864 for the nine months ended September 30, 2013 and 2014, respectively; and exclusive of stock- based compensation expense of $545 and $652 for the three months and $1,740 and $1,173 for the nine months ended September 30, 2013 and 2014, respectively)	(37,808)	(33,816)	(122,540)	(114,376)
Stock-based compensation expense	(519)	(641)	(3,157)	(386)
Programming expenses	(69,738)	(63,350)	(252,368)	(227,581)
Depreciation and amortization	(8,150)	(6,369)	(24,973)	(21,021)
Total operating expenses	(126,897)	(114,307)	(436,620)	(398,107)
OPERATING INCOME	44,187	44,260	135,766	131,019
FOREIGN CURRENCY (LOSS) GAIN	(49)	1,159	1,187	(3,546)
INTEREST INCOME	2,233	2,356	8,203	8,698
INTEREST EXPENSE	(178)	(131)	(577)	(395)
OTHER NON-OPERATING LOSS, net	(271)	(179)	(374)	(771)
EQUITY IN (LOSS) INCOME OF INVESTEE COMPANIES	385	244	840	(425)
Income before income tax	46,307	47,709	145,045	134,580
INCOME TAX (EXPENSE)/ BENEFIT	1,785	(14,724)	(33,696)	(41,906)
CONSOLIDATED NET INCOME	$48,092	$32,985	$111,349	$92,674
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(1,437)	$(1,390)	$(4,513)	$(3,202)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$46,655	$31,595	$106,836	$89,472
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.30	$0.20	$0.68	$0.57
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.30	$0.20	$0.68	$0.57
Weighted average common shares outstanding—basic	155,986,822	155,762,166	157,286,789	155,742,190
Weighted average common shares outstanding—diluted	156,099,208	156,125,495	157,339,072	155,970,240
Dividends declared per share	$0.16	$0.18	$0.47	$0.53

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2013	September 30, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,574	$29,837
Short-term investments	180,337	121,982
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2013—$483; September 30, 2014—$565)	36,875	29,934
Taxes reclaimable	22,929	23,816
Prepayments	57,536	64,398
Programming rights, net	172,197	154,758
Deferred tax assets	30,400	22,048
Other current assets	4,373	6,110
TOTAL CURRENT ASSETS	535,221	452,883
PROPERTY AND EQUIPMENT, net	36,874	26,671
INTANGIBLE ASSETS, net:
Broadcasting licenses	59,676	41,361
Cable network connections	20,422	17,160
Trade names	5,332	4,525
Other intangible assets	4,876	3,425
Net intangible assets	90,306	66,471
GOODWILL	135,276	112,427
PROGRAMMING RIGHTS, net	121,802	103,591
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,524	3,873
PREPAYMENTS	27,602	24,365
DEFERRED TAX ASSETS	18,371	13,107
OTHER NON-CURRENT ASSETS	—	24,776
TOTAL ASSETS	$970,976	$828,164
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	105,849	81,181
Accrued liabilities	20,449	43,151
Taxes payable	33,630	11,475
Deferred revenue	10,223	6,092
Deferred tax liabilities	49,770	58,663
Other current liabilities	3,390	2,780
TOTAL CURRENT LIABILITIES	223,311	203,342
DEFERRED TAX LIABILITIES	13,549	9,758
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued December 31, 2013 and September 30, 2014—158,210,719)	1,582	1,582
Additional paid-in capital	494,122	496,056
Retained earnings	386,575	394,281
Accumulated other comprehensive loss	(124,339)	(252,172)
Less: Common stock held in treasury, at cost (December 31, 2013—2,500,000; September 30, 2014—2,448,553 shares)	(29,727)	(29,115)
Non-controlling interest	5,903	4,432
TOTAL STOCKHOLDERS’ EQUITY	734,116	615,064
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$970,976	$828,164

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Nine months ended September 30,
	2013	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$111,349	$92,674
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	1,378	11,631
Depreciation and amortization	24,973	21,021
Programming expenses	252,368	227,581
Stock based compensation expense	3,157	386
Equity in loss (income) of unconsolidated investees	(840)	425
Foreign currency losses (gains)	(1,187)	3,546
Changes in operating assets and liabilities:
Trade accounts receivable	(7,903)	12,982
Prepayments	957	(6,799)
Other assets	(5,819)	(8,779)
Accounts payable and accrued liabilities	(4,513)	(9,178)
Deferred revenue	(914)	(1,190)
Other liabilities	(26,721)	(16,913)
Dividends received from equity investees	707	772
Acquisition of programming and sublicensing rights	(282,487)	(273,182)
Net cash provided by operating activities	64,505	54,977
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(3,548)	(3,793)
Acquisitions of businesses, net of cash acquired	(461)	—
Receipts from deposits	26,219	36,936
Net cash provided by investing activities	22,210	33,143
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(29,727)	—
Proceeds from exercise of stock options	454	—
Settlements of overdraft and loans	(3,587)	(628)
Increase in other non-current assets	—	(20,763)
Dividends paid to stockholders	(73,854)	(61,003)
Dividends paid to noncontrolling interest	(4,795)	(4,591)
Net cash used in financing activities	(111,509)	(86,985)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2,613)	(1,872)
Net decrease in cash and cash equivalents	(27,407)	(737)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	55,181	30,574
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$27,774	$29,837

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

 (in thousands of US dollars)

	Three months ended September 30, 2013
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA
CTC Channel	$119,329	$315	$116,247	$42,536	$(2,211)	$(47,525)	$44,747
Domashny Channel	26,099	29	25,976	3,636	(1,956)	(12,289)	5,592
Peretz Channel	17,115	5	17,091	1,166	(2,863)	(6,788)	4,029
31 Channel	6,409	—	6,249	1,167	(721)	(3,118)	1,888
All other	2,132	—	1,328	(4,318)	(399)	(18)	(3,919)
Business segment results	$171,084	$349	$166,891	$44,187	$(8,150)	$(69,738)	$52,337
Eliminations	—	(349)	—	—	—	—	—
Consolidated results	$171,084	$—	$166,891	$44,187	$(8,150)	$(69,738)	$52,337

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Three months ended September 30, 2014
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA
CTC Channel	$109,140	$333	$107,946	$38,930	$(1,648)	$(43,247)	$40,578
Domashny Channel	26,100	27	25,992	7,978	(1,269)	(10,326)	9,247
Peretz Channel	15,108	2	15,107	125	(2,108)	(7,394)	2,233
31 Channel	5,226	21	4,970	1,185	(620)	(2,213)	1,805
All other	2,993	21	2,007	(3,958)	(724)	(170)	(3,234)
Business segment results	$158,567	$404	$156,022	$44,260	$(6,369)	$(63,350)	$50,629
Eliminations	—	(404)	—	—	—	—	—
Consolidated results	$158,567	$—	$156,022	$44,260	$(6,369)	$(63,350)	$50,629

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Nine months ended September 30, 2013
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA
CTC Channel	$403,794	$883	$392,899	$130,486	$(6,832)	$(178,906)	$137,318
Domashny Channel	85,559	161	84,547	13,373	(5,870)	(40,436)	19,243
Peretz Channel	59,018	9	58,323	2,856	(8,898)	(23,981)	11,754
31 Channel	17,355	—	17,132	2,762	(2,198)	(8,543)	4,960
All other	6,660	161	3,576	(13,711)	(1,175)	(502)	(12,536)
Business segment results	$572,386	$1,214	$556,477	$135,766	$(24,973)	$(252,368)	$160,739
Eliminations	—	(1,214)	—	—	—	—	—
Consolidated results	$572,386	$—	$556,477	$135,766	$(24,973)	$(252,368)	$160,739

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Nine months ended September 30, 2014
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA
CTC Channel	$374,257	$991	$372,451	$117,177	$(5,730)	$(163,415)	$122,907
Domashny Channel	82,051	81	81,641	19,823	(4,569)	(34,405)	24,392
Peretz Channel	50,966	6	50,778	2,479	(7,120)	(22,670)	9,599
31 Channel	13,761	67	13,092	1,673	(1,898)	(6,713)	3,571
All other	8,091	66	5,118	(10,133)	(1,704)	(378)	(8,429)
Business segment results	$529,126	$1,211	$523,080	$131,019	$(21,021)	$(227,581)	$152,040
Eliminations	—	(1,211)	—	—	—	—	—
Consolidated results	$529,126	$—	$523,080	$131,019	$(21,021)	$(227,581)	$152,040

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended
	September 30,
(US$ 000’s)	2013	2014

OIBDA	$52,337	$50,629

Depreciation and amortization	(8,150)	(6,369)
Operating income	$44,187	$44,260

	Nine months ended
	September 30,
(US$ 000’s)	2013	2014

OIBDA	$160,739	$152,040

Depreciation and amortization	(24,973)	(21,021)
Operating income	$135,766	$131,019

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended
	September 30,
	2013	2014

OIBDA margin	30.6%	31.9%

Depreciation and amortization as a % of total operating revenues	(4.8)%	(4.0)%
Operating income margin	25.8%	27.9%

	Nine months ended
	September 30,
	2013	2014

OIBDA margin	28.1%	28.7%

Depreciation and amortization as a % of total operating revenues	(4.4)%	(3.9)%
Operating income margin	23.7%	24.8%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended September 30, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$44,747	$(2,211)	$42,536
Domashny Channel	5,592	(1,956)	3,636
Peretz Channel	4,029	(2,863)	1,166
31 Channel	1,888	(721)	1,167
All other	(3,919)	(399)	(4,318)
Consolidated results	$52,337	$(8,150)	$44,187

Three Months Ended September 30, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$40,578	$(1,648)	$38,930
Domashny Channel	9,247	(1,269)	7,978
Peretz Channel	2,233	(2,108)	125
31 Channel	1,805	(620)	1,185
All other	(3,234)	(724)	(3,958)
Consolidated results	$50,629	$(6,369)	$44,260

Nine Months Ended September 30, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$137,318	$(6,832)	$130,486
Domashny Channel	19,243	(5,870)	13,373
Peretz Channel	11,754	(8,898)	2,856
31 Channel	4,960	(2,198)	2,762
All other	(12,536)	(1,175)	(13,711)
Consolidated results	$160,739	$(24,973)	$135,766

Nine Months Ended September 30, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$122,907	$(5,730)	$117,177
Domashny Channel	24,392	(4,569)	19,823
Peretz Channel	9,599	(7,120)	2,479
31 Channel	3,571	(1,898)	1,673
All other	(8,429)	(1,704)	(10,133)
Consolidated results	$152,040	$(21,021)	$131,019